Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

InCapta, Inc.

We hereby consent to the incorporation by reference of our report dated August 5, 2015, with respect to the financial statements of InCapta, Inc (formerly known as TBC Global News Network, Inc.) for the years ended December 31, 2013 and 2014, appearing in the amended Form 10 of InCapta, Inc. filed on December 4, 2015, in the registration statement of InCapta, Inc. on Form S-8 to be filed on or about December 11 2015. We also consent to the use of our name and the references to us included in the registration statement

/s/ Anton & Chia, LLP
Newport Beach, California
December 11, 2015